Exhibit 99.3

News Release	For Immediate Release

KapStone to Purchase MeadWestvaco’s

North Charleston Kraft Division

Building Strength, Flexibility and Profitability

KapStone Investor Conference Call at 11 a.m.  ET, April 7

Investor Presentation Available at www.kapstonepaper.com

NORTHBROOK, IL — April 7, 2008 — KapStone Paper and Packaging Corporation (NASDAQ: KPPC) has signed an agreement with MeadWestvaco Corporation (NYSE: MWV) to purchase its North Charleston Kraft Division (“Charleston”) and related assets for $485 million in cash, subject to certain post-closing adjustments.  KapStone expects to close the deal by the end of third quarter of 2008, subject to customary closing conditions, including regulatory review and receipt of financing.

KapStone’s CEO, Roger Stone, said, “The acquisition of MWV’s Charleston Kraft Division represents an important step for our company.  It strengthens our product portfolio by adding saturating kraft and unbleached kraft board and enhances our modest position in the linerboard market.  The acquisition also provides us with the opportunity to participate in geographic markets that we do not currently serve.”

“We are very excited about this transaction,” added Matt Kaplan, KapStone’s COO.  “The Charleston mill and related businesses have been successful in creating strong, long-term customer relationships resulting from outstanding service, quality, and innovation.  We believe this business is a wonderful fit with our current assets and positions us well for the future.”

KapStone will become a leader in kraft paper and saturating kraft, and the acquisition is expected to intensify KapStone’s focus in a very attractive segment of the industrial paper industry.  The 2007 aggregate revenues for KapStone and Charleston are expected to be approximately $780 million, and the acquisition is expected to provide substantial free cash flow.  KapStone believes that the synergy opportunities for this acquisition are expected to be at least $2.5 million per year with half of the gains to be realizable within the first year of closing of the acquisition.  KapStone has received a debt commitment letter from LaSalle Bank National Association and Banc of America Securities LLC for a $585 million senior secured credit facility.  The $585 million credit facility is expected to consist of a $100 million revolving credit facility and a $485 million term loan maturing over five years.

An investor presentation has been posted on KapStone’s website, www.kapstonepaper.com   and should be read in conjunction with the Investor Conference Call.

Conference Call

KapStone has scheduled a conference call at 11a.m. ET, April 7, 2008, to discuss the acquisition. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic:  866.831.6247

International:  617.213.8856

Participant Passcode: 86906522

A slide presentation will also be available on KapStone’s website, www.kapstonepaper.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com) a password-protected event management site.

Replay of the webcast will also be on the web site beginning at approximately 4 p.m. ET the same day.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation, is a leading North American producer of kraft paper and converter of inflatable dunnage bags.   The Company is the parent company of KapStone Kraft Paper Corporation which includes a paper mill in Roanoke Rapids, NC, and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 700 people.

Forward-Looking Statements

Certain matters discussed  in this news release , including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for KapStone after the acquisition and any other statements about management’s future expectations,  beliefs, goals, plans, or prospects constitute “forward-looking statements” intended to qualify for the safe harbor from liability established by the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, assumptions and current expectations and are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the ability of KapStone to successfully integrate Charleston’s operations and employees, the ability to realize anticipated synergies and cost savings, general economic conditions and industry specific conditions. In addition, please refer to the documents that KapStone files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risk factors that could cause KapStone’s financial and operational results to differ materially from those contained in the forward-looking statements set forth in this document. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by law, KapStone undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Investor Relations:    Andrea Tarbox, CFO    847.239.8812